Exhibit 99

Uroplasty Reports Fiscal First Quarter Results

~ Urgent PC Sales Up 19% in Fiscal First Quarter ~

~Fiscal 2015 Guidance Reaffirmed~

MINNEAPOLIS, July 24, 2014 -- Uroplasty, Inc. (NASDAQ: UPI), a medical device company that develops, manufactures and markets innovative proprietary products to treat voiding dysfunctions, today reported financial results for the fiscal 2015 first quarter ended June 30, 2014.

Global revenue for the Company’s Urgent® PC Neuromodulation System grew 19% to $4.1 million, as compared to $3.4 million in the first quarter of the prior year.  Total revenue for the fiscal first quarter of 2015 was $6.4 million, up 9% from the same quarter in the prior year.

“First quarter results met our overall expectations, and we are reaffirming our full-year guidance today for fiscal 2015,” said Rob Kill, President and Chief Executive Officer of Uroplasty.  “Global Urgent PC revenue exceeded our expectations, with stronger than expected growth in our international business.  Macroplastique revenue was down slightly in the quarter, yet we continue to expect that for the full year, revenue from this product line will be similar to the past fiscal year.  Continued improvement in sales force productivity, the expansion of our clinical support team to twelve individuals from the current six and our development of additional distribution channels are expected to drive Urgent PC sales growth as we look forward.  At the same time, we continue to invest in our fecal incontinence clinical development program and are examining strategies to provide our sales organization with additional products that meet the unmet needs of our customer base,” continued Mr. Kill.

The Company generated a gross margin of 87.6% in the recent fiscal first quarter compared with 87.2% in the same quarter a year ago.  Operating expenses for the period totaled $7.8 million compared to $6.7 million in the same quarter last year.  Selling, general and administrative costs increased $0.7 million primarily due to full staffing of the sales team in the current quarter as well as the expense related to the six clinical specialists the Company added throughout the prior fiscal year.  R&D costs increased $0.4 million due to higher clinical study activity as well as certain one-time costs related to management changes in the current quarter.

The operating loss of $2.2 million in the fiscal first quarter compares with a $1.6 million operating loss in the same quarter last year.  Excluding non-cash charges for share-based compensation and depreciation and amortization expense, the non-GAAP operating loss was $1.8 million in the first quarter of fiscal 2015, compared with a $1.5 million non-GAAP operating loss in the year ago period. At June 30, 2014, cash, cash equivalents and cash investments totaled $10.6 million.

For the full-year fiscal 2015 the Company continues to expect revenue growth in the range of nine to twelve percent, approximately fifteen percent growth in global Urgent PC sales, and slightly higher gross margins on a year-over-year basis.

Conference Call
Uroplasty will host a conference call and webcast today at 4:30 p.m. Eastern Time (3:30 p.m. Central Time) to discuss these results. Rob Kill, President and Chief Executive Officer, and Brett Reynolds, Chief Financial Officer, will host the call. Individuals wishing to participate in the conference call should dial 888-505-4375. No passcode is necessary.  To access a live webcast of the call, go to Uroplasty’s website at www.uroplasty.com and click on the Investor Relations section.

An audio replay will be available for 30 days following the call at 888-203-1112 with the passcode 7876225.  An archived webcast will also be available at investor.uroplasty.com.

About Uroplasty, Inc.
Uroplasty, Inc., headquartered in Minnetonka, Minnesota, with wholly-owned subsidiaries in The Netherlands and the United Kingdom, is a global medical device company that develops, manufactures and markets innovative proprietary products for the treatment of voiding dysfunctions. Our focus is the continued commercialization of our Urgent® PC Neuromodulation System, which we believe is the only commercially available, FDA-cleared system that delivers percutaneous tibial nerve stimulation (PTNS) for the office-based treatment of overactive bladder (OAB). OAB is a chronic condition that affects approximately 42 million U.S. adults.  The symptoms include urinary urgency, frequency and urge incontinence.  We also offer Macroplastique®, an injectable urethral bulking agent for the treatment of adult female stress urinary incontinence primarily due to intrinsic sphincter deficiency. For more information on the Company and its products, please visit Uroplasty, Inc. at www.uroplasty.com.

Forward-Looking Information
Statements contained in this release that relate to future events are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations of future events and often can be identified by words such as “continues,” “expects,” “intends,” “should,” “will,” “may,” “believes,” “could,” “hopes,” “objective,” “looking ahead,” “future,” other words of similar meaning or the use of future dates. Uncertainties and risks may cause our actual results to be materially different than those expressed in or implied by our forward-looking statements. Such uncertainties and risks include, among others, that we cannot be certain that we will ever achieve sustained profitability, that the rate of reimbursement for PTNS treatments will be adequate to justify the cost of our product, that other Medicare carriers or private payers will provide coverage for this treatment or that existing carriers and payers will not change their coverage decisions, and that the rate of adoption of our products by new customers will continue.  More detailed information on these and other factors that could affect our actual results are described in our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. We undertake no obligation to update our forward-looking statements.

For Further Information:
Uroplasty, Inc.
Brett Reynolds, SVP and CFO
952-426-6152

EVC Group
Doug Sherk (Investors)
415-652-9100
Janine McCargo (Media)
646-688-0425

UROPLASTY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30
	2014	2013

Net sales	$6,384,629	$5,840,841
Cost of goods sold	791,311	748,047

Gross profit	5,593,318	5,092,794

Operating expenses
General and administrative	1,577,368	1,580,763
Research and development	909,444	479,660
Selling and marketing	5,272,621	4,627,409
Amortization	8,326	6,648
	7,767,759	6,694,480

Operating loss	(2,174,441)	(1,601,686)

Other income (expense)
Interest income	3,012	9,264
Foreign currency exchange gain (loss)	911	(2,695)
	3,923	6,569

Loss before income taxes	(2,170,518)	(1,595,117)

Income tax expense	19,814	14,175

Net loss	$(2,190,332)	$(1,609,292)

Basic and diluted net loss per common share	$(0.10)	$(0.08)

Weighted average common shares outstanding:
Basic and diluted	21,675,524	20,784,900

UROPLASTY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	June 30, 2014	March 31, 2014

Assets
Current assets:
Cash and cash equivalents	$10,221,690	$8,681,609
Short-term investments	400,000	3,451,086
Accounts receivable, net	2,614,655	2,875,275
Inventories	609,877	517,217
Other	536,830	507,299
Total current assets	14,383,052	16,032,486

Property, plant, and equipment, net	980,412	997,609
Intangible assets, net	111,654	119,980
Prepaid pension assets	-	855
Deferred tax assets	146,609	150,116
Total assets	$15,621,727	$17,301,046

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$954,832	$904,879
Current portion – deferred rent	-	2,917
Income tax payable	24,429	21,922
Accrued liabilities:
Compensation	2,094,907	1,999,966
Other	423,428	479,373

Total current liabilities	3,497,596	3,409,057

Deferred rent – less current portion	25,832	171
Accrued pension liability	715,807	678,118

Total liabilities	4,239,235	4,087,346

Total shareholders’ equity	11,382,492	13,213,700

Total liabilities and shareholders’ equity	$15,621,727	$17,301,046

UROPLASTY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended June 30
	2014	2013
Cash flows from operating activities:
Net loss	$(2,190,332)	$(1,609,292)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	72,584	87,013
Loss (gain) on disposal of equipment	1,249	(5,881)
Amortization of premium on marketable securities	343	3,342
Share-based compensation expense	323,304	16,044
Deferred income tax expense	2,205	2,178
Deferred rent	22,744	(9,263)
Changes in operating assets and liabilities:
Accounts receivable, net	263,078	60,458
Inventories	(92,649)	39,773
Other current assets	(30,323)	23,110
Accounts payable	49,797	264,500
Accrued compensation	94,249	19,415
Accrued liabilities	(65,795)	383,436
Accrued pension liability	44,081	40,073
Net cash used in operating activities	(1,505,465)	(685,094)

Cash flows from investing activities:
Proceeds from maturity of available-for-sale marketable investments	3,050,000	1,000,000
Purchases of held-to-maturity marketable investments	-	820,000
Purchases of property, plant and equipment	(52,739)	(189,789)
Proceeds from sale of property, plant and equipment	-	6,080
Net cash provided by investing activities	2,997,261	1,636,291

Cash flows from financing activities:
Proceeds from exercise of stock options	48,600	-
Net cash provided by financing activities	48,600	-

Effect of exchange rates on cash and cash equivalents	(315)	9,312

Net increase in cash and cash equivalents	1,540,081	960,509

Cash and cash equivalents at beginning of period	8,681,609	3,533,864

Cash and cash equivalents at end of period	$10,221,690	$4,494,373

Supplemental disclosure of cash flow information:
Cash paid during the period for income tax	$38,700	$17,770

Non-GAAP Financial Measures:  The following table reconciles our operating loss calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”) to non-GAAP financial measures that exclude non-cash charges for share-based compensation, depreciation and amortization from gross profit, operating expenses and operating loss.  The non-GAAP financial measures used by management and disclosed by us are not a substitute for, or superior to, financial measures and consolidated financial results calculated in accordance with GAAP, and you should carefully evaluate our reconciliations to non-GAAP.  We may calculate our non-GAAP financial measures differently from similarly titled measures used by other companies.  Therefore, our non-GAAP financial measures may not be comparable to those used by other companies.  We have described the reconciliations of each of our non-GAAP financial measures described above to the most directly comparable GAAP financial measures.

We use these non-GAAP financial measures, and in particular non-GAAP operating loss, for internal managerial purposes because we believe such measures are one important indicator of the strength and the operating performance of our business.  Analysts and investors frequently ask us for this information.  We believe that they use these measures to evaluate the overall operating performance of companies in our industry, including as a means of comparing period-to-period results and as a means of evaluating our results with those of other companies.

Our non-GAAP operating loss during the three months ended June 30, 2014 and 2013 was approximately $1,778,000 and $1,499,000 respectively.  The increase in non-GAAP operating loss for the three months ended June 30, 2014 over the corresponding period a year ago is attributed to the increase in operating costs, partially offset by the increase in net sales and gross profit.

		Expense Adjustments
	GAAP	Share-based Expense	Depreciation	Amortization	Non-GAAP
Three Months Ended June 30, 2014
Gross Profit	$5,593,000	$13,000	$5,000	$-	$5,611,000
% of sales	87.6%				87.9%
Operating Expenses
General & administrative	1,577,000	(212,000)	(39,000)	-	1,326,000
Research and development	909,000	(18,000)	(1,000)	-	890,000
Selling and marketing	5,273,000	(80,000)	(20,000)	-	5,173,000
Amortization	8,000	-	-	(8,000)	-
	7,767,000	(310,000)	(60,000)	(8,000)	7,389,000
Operating Loss	$(2,174,000)	$323,000	$65,000	$8,000	$(1,778,000)

Three Months Ended June 30, 2013
Gross Profit	$5,093,000	$8,000	$9,000	$-	$5,110,000
% of sales	87.2%				87.5%
Operating Expenses
General & administrative	1,581,000	79,000	(51,000)	-	1,609,000
Research and development	480,000	(14,000)	(1,000)	-	465,000
Selling and marketing	4,627,000	(73,000)	(19,000)	-	4,535,000
Amortization	7,000	-	-	(7,000)	-
	6,695,000	(8,000)	(71,000)	(7,000)	6,609,000
Operating Loss	$(1,602,000)	$16,000	$80,000	$7,000	$(1,499,000)